UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )

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VICON INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VICON INDUSTRIES, INC.
89 Arkay Drive
Hauppauge, NY 11788
(631) 952-2288 (CCTV)

Notice of Annual Meeting of Shareholders
To Be Held on May 19, 2010

To the Shareholders of Vicon Industries, Inc.

Notice is hereby given that the Annual Meeting of Shareholders of Vicon Industries, Inc. (the "Company"), a New York corporation, will be held at the Company's corporate headquarters located at 89 Arkay Drive, Hauppauge, New York 11788, on May 19, 2010 at 10:00 a.m. local time for the following purposes, all of which are more completely described in the accompanying proxy statement:

1.	To elect one director for a term expiring in 2013;

2.	To ratify the appointment of BDO Seidman, LLP, as the Company’s independent registered public accountants for the fiscal year ending September 30, 2010; and

3.	To receive the reports of officers and to transact such other business as may properly come before the meeting.

Shareholders entitled to notice of and to vote at the Annual Meeting are shareholders of record at the close of business on April 9, 2010 fixed by action of the Board of Directors.

The Annual Report to Shareholders for the year ended September 30, 2009 is included with this proxy statement.  This proxy statement and the 2009 annual report are available on the Company’s website at www.vicon-cctv.com.  From the Company’s home page, click on “Company”, then click on “Investor Relations”.

                                                                By Order of the Board of Directors,

Hauppauge, New York                                                                            Joan L. Wolf
April 15, 2010                                                                                                 Secretary

YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured.  The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation.  The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF SHAREHOLDERS
SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held on May 19, 2010 at 10:00 a.m., and any and all adjournments thereof, is solicited on behalf of the Board of Directors of Vicon Industries, Inc. (the "Company").

Any shareholder executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. The cost of soliciting the proxy will be borne by the Company.

PURPOSES OF ANNUAL MEETING

The Annual Meeting has been called for the purposes of electing one director whose term of office expires in 2013; ratifying the appointment of independent registered public accountants; receiving the reports of officers; and transacting such other business as may properly come before the meeting.

The persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies.  They have indicated that, unless otherwise specified in the proxy, they intend to vote FOR the election of one director whose term of office expires in 2013 and FOR ratification of the appointment of independent registered public accountants.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received at the Company's principal executive office no later than December 16, 2010 and must comply with all other legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting.  Proposals of security holders not meeting the requirements of Rule 14a-8 of Regulation 14A must comply with the requirements set forth in the Company's Bylaws relating to business conducted at the Annual Meeting of Shareholders.

This proxy statement and the enclosed proxy card are being furnished to shareholders on or about April 15, 2010.

VOTING SECURITIES

The Company has one class of capital stock, consisting of Common Stock, par value $.01 per share, of which each outstanding share entitles its holder to one vote. Cumulative voting is not provided under the Company's Certificate of Incorporation or Bylaws. Shareholders entitled to vote or to execute proxies are shareholders of record at the close of business on April 9, 2010.  As of March 15, 2010, there were 4,521,333 shares outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  In the event that there are insufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote “FOR” the election of the nominee proposed by the Board, or to “WITHHOLD” authority to vote for the nominee being proposed.  Directors are elected by a plurality of shares voted, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

As to proposal 2, a shareholder may (i) vote “FOR” the proposal; (ii) vote “AGAINST” the proposal; or (iii) “ABSTAIN” with respect to the proposal.  The ratification of independent registered public accountants shall be determined by a majority of the votes cast affirmatively or negatively, without regard to broker non-votes or proxies marked “ABSTAIN” as to the matter.

Proxies solicited hereby will be returned to the Board and will be tabulated by the inspector of election designated by the Board of Directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of the Company's Common Stock as of March 15, 2010 by (i) those persons known by the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock; (ii) each current executive officer named in the Summary Compensation Table; (iii) each director; and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class

CBC Co., Ltd. and affiliates 2-15-13 Tsukishima, Chuo-ku, Tokyo, Japan 104	543,715		11.5%

Anita G. Zucker, as Trustee of Jerry Zucker Revocable Trust c/o The Inter Tech Group, Inc. 4838 Jenkins Avenue North Charleston, SC 29405	463,214	(2)	9.8%

Dimensional Fund Advisors 1299 Ocean Avenue Santa Monica, CA 90401	397,371	(3)	8.4%

Renaissance Technologies, Corp. 800 Third Avenue New York, NY 10022	300,700		6.4%

C/O Vicon Industries, Inc.

Kenneth M. Darby	347,903	(4)	7.4%
Arthur D. Roche	79,821	(5)	1.7%
John M. Badke	64,419	(6)	1.4%
W. Gregory Robertson	39,150	(7)	*
Peter F. Neumann	38,572	(8)	*
Christopher J. Wall	35,207	(4)	*
Bernard F. Reynolds	20,000		*

Total all Executive Officers and Directors as a group (12 persons)	751,469	(9)	15.9%

*           Less than 1%.

(1)	Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment control over the shares of stock owned.
(2)	These shares are owned directly by the Jerry Zucker Revocable Trust and indirectly by Anita Zucker, as trustee and as a beneficiary of the trust.
(3)
Dimensional Fund Advisors had sole voting control over 394,471 shares and investment control over 397,371 as investment advisor and manager for various mutual funds and other clients.  These shares are beneficially owned by such mutual funds or other clients.

(4)	Includes currently exercisable options to purchase 15,000 shares.
(5)	Includes 15,000 shares held by Mr. Roche’s wife and currently exercisable options to purchase 7,250 shares.
(6)           Includes currently exercisable options to purchase 22,600 shares.
(7)           Includes currently exercisable options to purchase 7,250 shares.
(8)           Includes currently exercisable options to purchase 5,500 shares.
(9)           Includes currently exercisable options to purchase 190,863 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the year ended September 30, 2009 and certain written representations that no Form 5 is required, no person who, at any time during the year ended September 30, 2009 was a director, officer or beneficial owner of more than 10 percent of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the year ended September 30, 2009, except that Mr. Reynolds filed one late report on Form 3, Mr. Neumann filed two late reports on Form 4, and Messrs. Maloney and Reynolds each filed one late report on Form 4.

EQUITY COMPENSATION PLAN INFORMATION
At September 30, 2009
Plan category	Number of securities to be issued upon exercise of out- standing options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	428,783	$4.35	269,658

Equity compensation plans not approved by security holders	___	___	___

Total	428,783	$4.35	269,658

Equity Compensation Grants Not Approved by Security Holders

Through September 30, 2009 the Company had granted certain of its officers with deferred compensation benefits aggregating 33,251 shares of common stock currently held by the Company in treasury.  Such shares vest upon retirement.  All shares vest earlier under certain occurrences including death, involuntary termination or a change in control of the Company.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1.  ELECTION OF ONE DIRECTOR

The Board is comprised of five directors; two directors whose terms expires in 2011; two directors whose terms expire in 2012 and one director to be elected for a term expiring in 2013.  Directors serve for a term of three years or until their successors are elected and qualified.  No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

The nominee proposed for election to a term expiring in 2013 at the Annual Meeting is Mr. W. Gregory Robertson.  In the event that this nominee is unable or declines to serve for any reason, the Board of Directors shall elect a replacement to fill the vacancy.  The Board of Directors has no reason to believe that the person named will be unable or unwilling to serve.

Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy will be voted FOR the nominee named in the Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE NAMED IN THIS PROXY STATEMENT

Information with Respect to Nominee and Continuing Directors

The following sets forth the name of the nominee and continuing directors, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company.

Nominee and Principal Occupation	Director Since	Age

W. Gregory Robertson Chairman TM Capital Corp.	1991	66

Continuing Directors whose Term of Office Expires in 2011

Kenneth M. Darby Chairman and CEO Vicon Industries, Inc.	1987	64

Arthur D. Roche Retired Executive Vice President Vicon Industries, Inc. Retired Partner Arthur Andersen & Co.	1992	71

Continuing Directors whose Term of Office Expires in 2012
Peter F. Neumann Retired President Flynn-Neumann Agency, Inc.	1987	75

Bernard F. Reynolds Retired President Aon Consulting, Human Resources Outsourcing Group	2009	68

Mr. Robertson is the Chairman of TM Capital Corporation, a financial services company which he founded in 1989.  He previously served as President from its founding through 2008.  From 1985 to 1989, Mr. Robertson was employed by Thompson McKinnon Securities Inc., as head of investment banking and public finance.  Mr. Robertson’s current term on the Board ends in May 2010.

Mr. Darby has served as Chairman of the Board since April 1999, as Chief Executive Officer since April 1992 and as President since October 1991.  Mr. Darby also served as Chief Operating Officer and as Executive Vice President, Vice President, Finance and Treasurer of the Company.  He joined the Company in 1978 as Controller after more than nine years at Peat Marwick Mitchell & Co., a public accounting firm.  Mr. Darby’s current term on the Board ends in May 2011.

Mr. Roche has been retired since 1999 and had previously served as the Executive Vice President and co-participant in the Office of the President of the Company since August 1993.  For the six months prior to that time, Mr. Roche provided consulting services to the Company.  In October 1991, Mr. Roche retired as a partner of Arthur Andersen & Co., an international accounting firm which he joined in 1960.  Mr. Roche’s current term on the Board ends in May 2011.

Mr. Neumann has been retired since 1998 and had previously served as the President of the Flynn-Neumann Agency, Inc., an insurance brokerage firm. Mr. Neumann’s current term on the Board ends in May 2012.

Mr. Reynolds has been retired since 2004 and had previously served as the President of Aon Consulting’s Human Resources Outsourcing Group.  Prior to the merger of Aon Consulting Worldwide and ASI Solutions Incorporated in May 2001, Mr. Reynolds served as the Chairman and Chief Executive Officer of ASI, a company he founded in 1978.  Mr. Reynolds’ current term on the Board ends in May 2012.

THE ROLE OF THE BOARD OF DIRECTORS
General

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. Outside members of the Board are kept informed of the Company's business through various reports and documents sent to them, as well as through operating and financial reports made at Board and committee meetings by Mr. Darby and other officers.

Board Leadership Structure

The Board of Directors has appointed the Company’s Chief Executive Officer to serve as Chairman of the Board. In his position as CEO, Mr. Darby has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board of Directors, presides over its meetings and communicates its strategic findings and guidance to management. The Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision.

 In addition, the Company has found that its CEO is the most knowledgeable member of its Board of Directors regarding risks it may be facing and is best able to facilitate the Board’s oversight of such risks in his role as its Chairman. However, no single leadership model is right for all companies at all times, and the Company has no bylaw or policy in place that mandates that the CEO serve as the Chairman of the Board. The Board recognizes that other leadership models such as a separate independent Chairman of the Board might be appropriate depending on the circumstances. Accordingly, the Board of Directors periodically evaluates its leadership structure to ensure that it remains the optimal structure for the Company and its stockholders.

The Company has not found it necessary to appoint a lead independent director due principally to the limited size of the Board, the long tenure of its members and the fact that all Board Committees are comprised of independent directors. The Company’s Board is comfortable that its existing leadership structure provides for an appropriate balance that best serves the Company and its stockholders.

Board Oversight of Risk

The Board of Directors recognizes that although risk management is primarily the responsibility of the Company’s management team, the Board plays a critical role in the oversight of risk. The Board believes that an important part of its responsibilities is to assess the major risks which the Company faces and review the Company’s options for monitoring and controlling these risks. The Board has delegated responsibility for the Company’s overall risk assessment and risk management policies to the Audit Committee. The Audit Committee also has specific responsibility for oversight of risks associated with financial accounting and audits, internal control over financial reporting and the Company’s major financial risk exposures. The Compensation Committee oversees the risks relating to the Company’s compensation policies and practices, as well as management development and leadership succession in the Company. The Board of Directors as a whole examines specific business risks in its periodic reviews of the individual business units and also on a company-wide basis as part of its regular reviews.

Outside of formal meetings, the Board and its committees have regular access to senior executives, including the Company’s Chief Executive Officer and Chief Financial Officer.  The Board believes that this structure allows it to maintain effective oversight over the Company’s risks and ensures that management personnel are following prudent and appropriate risk management practices.

Board Composition

The Company’s Board of Directors is comprised of individuals with diverse experience at policy-making levels in a variety of industries and businesses in areas that are relevant to the Company’s activities. Each director was nominated on the basis of the unique experience, qualifications, attributes and skills that he brings to the board, as well as how those factors blend with those of the others on the Board as a whole. On an individual basis:

•
Mr. Darby brings extensive knowledge of the Company and industry experience having joined the Company in 1978 and having served in various capacities prior to becoming Chairman of the Board and Chief Executive Officer in 1992.

•
Mr. Neumann has significant general business experience and knowledge of insurance and other financial products having served as the President of his own insurance brokerage firm. Mr. Neumann also brings experience and insight to the Board with respect to regulated industries and risk mitigation.

•
Mr. Reynolds has extensive business knowledge having served as the President of a division of a global risk management services, insurance brokerage and human resources management consulting company. Prior to that, Mr. Reynolds served as the Chairman of the Board and Chief Executive Officer of a publicly listed human resources outsourcing company, which he founded in 1978. Mr. Reynolds brings general business experience and a particular knowledge of human resources and compensation matters.

•
Mr. Robertson has extensive experience in investment banking and public finance having served as President and now Chairman of a financial services company which he founded in 1989. Mr. Robertson has worked with a diverse group of both publicly listed and private companies in merger, acquisition, divestiture and finance transactions. Mr. Robertson provides valuable insight into the stockholder’s perspective on value creation and strategic decisions.

•
Mr. Roche brings extensive Company knowledge and financial experience having served as the Company’s Executive Vice President from 1993 through 1999 and formerly serving as a partner with an international public accounting firm. Mr. Roche brings particular insight to the Board based on his former management responsibilities and provides strategic planning and financial oversight.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

The Board of Directors has a number of committees including the Executive Committee, the Compensation Committee, the Audit Committee and the Nominating Committee.  All independent directors are members of each of the Committees.

The Executive Committee is chaired by Mr. Darby and meets in special situations when the full Board cannot be convened.  The Committee did not meet during the last fiscal year.

The Compensation Committee consists of Messrs. Neumann (Chairman), Reynolds, Robertson and Roche, all of whom are non-employee directors. The function of the Compensation Committee is to establish and approve the appropriate compensation for Mr. Darby, recommend to the Board the award of stock options, and to review and approve the recommendations of Mr. Darby with respect to the compensation of all other officers.  The Committee met once during the last fiscal year.

The Audit Committee consists of Messrs. Roche (Chairman), Neumann, Reynolds and Robertson, each of whom is an “independent director” as defined by NYSE Amex Listing Standards.  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including review of the financial reports and other financial information of the Company, the Company’s system of internal accounting controls, the Company’s compliance with legal and regulatory requirements and the qualifications, independence and performance of the Company’s independent registered public accountants.  The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent registered public accountants.  The Board has determined that Mr. Roche is an “Audit Committee financial expert” under the rules of the Securities and Exchange Commission.  The Audit Committee will periodically review the Audit Committee Charter in light of new developments in applicable regulations and may make additional recommendations to the Board of Directors for further revision of the Audit Committee Charter to reflect evolving best practices.  A copy of the Company’s Charter is available on its website at HTTP://www.vicon-cctv.com.  The Committee met four times during the last fiscal year.

The Nominating Committee consists of Messrs. Roche (Chairman), Neumann, Reynolds and Robertson.  The primary function of the Nominating Committee is to recommend individuals qualified to serve as directors and on committees of the Board; to advise the Board with respect to Board composition, procedures and committees; and to evaluate the overall Board and Committee effectiveness.  All director candidates, including those recommended by stockholders, are evaluated on the same basis.  In its evaluation of director candidates, the Nominating Committee considers a variety of characteristics, including, but not limited to, core competencies, experience, independence, level of commitment, Board and company needs and considerations, and personal characteristics.  The Nominating Committee may engage a third party to assist it in identifying potential director nominees.  The Committee has generally identified nominees based upon recommendations from existing directors and will consider candidates recommended by stockholders if submitted to the Committee in writing and complying with shareholder proposal requirements outlined elsewhere in this proxy statement.  The Nominating Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees.  The Board of Directors has determined that each member of the Nominating Committee meets the definition of an “independent director” as defined by NYSE Amex Listing Standards.  The Committee does not have a formal written charter and did not meet last fiscal year.

The Board of Directors held eight meetings in the Company’s 2009 fiscal year, including all regularly scheduled and annual meetings.  No Board member attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he was a director) and (2) the total number of meetings held by all committees on which he served (during the periods that he served).  The prior year annual meeting was attended by all of the current directors.

The non-employee directors are each compensated at the rate of $22,400 per year retainer and $1,600 per Committee meeting attended in person or by teleconference.  The Chairman of the Audit Committee receives an additional annual retainer of $8,000.  Employee directors are not compensated for Board or committee meetings.  Directors may not stand for re-election after 70, except that any director may serve additional three-year terms after age 70 with the unanimous consent of the Board of Directors.

Certain Relationships and Related Transactions

The Company and CBC Co., Ltd. (CBC), a Japanese corporation which beneficially owns 11.5% of the outstanding shares of the Company, have been conducting business with each other since 1979.  During this period, CBC has served as a lender, a product supplier and a private label reseller of the Company’s products. In fiscal 2009, the Company purchased approximately $227,000 of products from or through CBC.  CBC competes with the Company in various markets, principally in the sale of video products and systems.  Sales of Vicon products to CBC were $30,000 in 2009.

To date, the Company has not adopted a formal written policy with respect to related party transactions.  However, an informal, unwritten policy has been in place whereby all such related-party transactions are reported to, and approved by, the full Board of Directors (other than any interested director).  Given the SEC’s reporting requirements, the Board of Directors is considering whether to adopt a formal written policy with respect to related-party transactions.

All named directors other than Mr. Darby are independent directors in accordance with the NYSE Amex Company Guide.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that applies to all its employees, including its chief executive officer, chief financial and accounting officer, controller, and any persons performing similar functions.  Such Code of Ethics and Business Conduct is published on the Company’s internet website (www.vicon-cctv.com).

Ability of Stockholders to Communicate with the Board of Directors

Shareholders may contact the Board of Directors or a specified individual director by sending a written communication addressed to the Board of Directors or such individual director(s) in care of the Secretary of the Company at Vicon Industries, Inc., 89 Arkay Drive, Hauppauge, NY 11788.  The Company’s Corporate Secretary will relay all such communications to the Board of Directors, or individual members, as appropriate.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited consolidated financial statements as of and for the fiscal year ended September 30, 2009.  Additionally, the Committee has reviewed and discussed with management and the independent registered public accountants the Company’s unaudited interim financial statements as of and for the end of each fiscal quarter. Such discussions occur prior to issuance of news releases reporting quarterly results.

The Committee has discussed with the independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence.

Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the audited fiscal year-end financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

Submitted by the Audit Committee,

Arthur D. Roche, Chairman            Bernard F. Reynolds
Peter F. Neumann                            W. Gregory Robertson

OTHER OFFICERS OF THE COMPANY

In addition to Mr. Darby, the Company has seven other officers. They are:

John M. Badke, age 50	Senior Vice President, Finance and Chief Financial Officer

Yigal Abiri, age 60	General Manager, Vicon Systems Ltd.

Peter A. Horn, age 55	Vice President, Operations

Frank L. Jacovino, age 51	Vice President, Technology and Development

Bret M. McGowan, age 44	Vice President, Sales

Mark S. Provinsal, age 43	Vice President, Marketing and Product Management

Christopher J. Wall, age 56	Managing Director, Vicon Industries, Ltd.

Mr. Badke has been Senior Vice President, Finance since May 2004 and Chief Financial Officer since December 1999.  Previously, he was Vice President, Finance since October 1998 and served as Controller since joining the Company in 1992.  Prior to joining the Company, Mr. Badke was the Controller for NEK Cable, Inc. and an audit manager with the international accounting firms of Arthur Andersen & Co. and Peat Marwick Main & Co.

Mr. Abiri has been General Manager, Vicon Systems Ltd. since becoming a member of management through acquisition of his company, QSR, Ltd., in August 1999.  Previously, Mr. Abiri had been President of QSR, Ltd., a developer and manufacturer of remote video surveillance equipment.

Mr. Horn has been Vice President, Operations since June 1999. From 1995 to 1999, he was Vice President, Compliance and Quality Assurance.  Prior to that time, he served as Vice President in various capacities since his promotion in May 1990.

Mr. Jacovino has been Vice President, Technology and Development since February 2010.  Prior to joining the Company, Mr. Jacovino served as Vice President of Engineering of Tactronics International, LLC since 2008.  From 2005 to 2008, Mr. Jacovino served as Vice President Technology & Operations of RVSI Inspection, and from 2001 to 2005 he served as Vice President/General Manager Inspection Products for Robotic Vision Systems, Inc and  held other positions within the company since joining it in 1985.

Mr. McGowan was named Vice President, Sales in January 2010 and previously served as Vice President, U.S. Sales and Marketing since April 2005.  From 2001 to 2005, he served as Vice President, Marketing and previously served as Director of Marketing since 1998.  He joined the Company in 1993 as a Marketing Specialist.

Mr. Provinsal has been Vice President, Marketing and Product Management since January 2010.  Prior to joining the Company, Mr. Provinsal served as Executive Vice President of Dedicated Micros Inc. (U.S.) since 2008 and prior as its Vice President Marketing and Product Strategy since joining the company in 2006.  From 2000 to 2006, he served as the Director of Marketing and Product Development of IPIX Corporation.

Mr. Wall has been Managing Director, Vicon Industries Ltd., since February 1996.  Previously, he served as its Financial Director since joining the Company in 1989.  Prior to joining the Company, Mr. Wall held a variety of senior financial positions within Westland plc, a UK aerospace company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives of Our Compensation Program

The Company’s compensation programs are intended to enable it to attract, motivate, reward and retain the management talent required to achieve corporate objectives, and thereby increase stockholder value. It is the Company’s policy to provide incentives to senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the business. To attain these objectives, the executive compensation program includes four key components:

 Base Salary.    Base salary for the Company’s executives is intended to provide competitive remuneration for services provided to the Company over a one-year period. Base salaries are set at levels designed to attract and retain the most appropriately qualified individuals for each of the key management level positions within the Company.

Cash Incentive Bonuses.    The Company's bonus programs are intended to reward executive officers for the achievement of various annual performance goals approved by the Company’s Board of Directors. For fiscal 2009, a performance based bonus plan was established for certain of the Company’s executive officers, including among others Kenneth M. Darby, Chief Executive Officer and John M. Badke, Chief Financial Officer, whereby the participants would share a specified pretax profit based bonus pool of between seven percent (7%) and eleven percent (11%) upon the achievement of a certain annual pretax profit targets ranging from $2.0 million to $4.5 million (and above), respectively.  Under such plan, Messrs. Darby and Badke earned bonuses of $176,000 and $88,000, respectively, based upon the allocation of an aggregate bonus pool of ten percent (10%) of the Company’s consolidated pretax profit for 2009, after certain adjustments.  Mr. Darby’s and Mr. Badke’s bonus allocation represented approximately 49% and 25%, respectively, of the available bonus pool.  In addition, a performance based bonus plan was established for Christopher J. Wall, the Company’s European subsidiary Managing Director, for fiscal year 2009 whereby Mr. Wall would earn an amount equal to between 2% and 6% (based on achievement levels) of the combined pretax operating profits of the Company’s Europe based subsidiaries. Under such plan, Mr. Wall earned a bonus of $127,000 (82,083 Pounds Sterling) based upon the achievement of 5% of specified profits for fiscal 2009.

        Equity-based Compensation.    Equity-based compensation is designed to provide incentives to the Company’s executive officers to build shareholder value over the long term by aligning their interests with the interest of shareholders. The Compensation Committee of the Board of Directors believes that equity-based compensation provides an incentive that focuses the executive's attention on managing the company from the perspective of an owner with an equity stake in the business. Among our executive officers, the number of shares of stock awarded or common stock subject to options granted to each individual generally depends upon the level of that officer's responsibility. The largest grants are generally awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential impact on the Company’s profitability and growth. Previous grants of stock options or stock grants are reviewed in determining the size of any executive's award in a particular year. In March 2007, the Board of Directors adopted the Company’s 2007 Stock Incentive Plan, which was approved by the Company’s stockholders at its Annual Meeting of Stockholders held on May 18, 2007. Under such plan, a total of 500,000 shares of Common Stock were reserved for issuance and include the grant of stock options, restricted stock and other stock awards as determined by the Compensation Committee. The purpose of the Stock Incentive Plan is to attract and retain executive management by providing them with appropriate equity-based incentives and rewards for superior performance and to provide incentive to a broader range of employees.  In fiscal 2009, the Compensation Committee awarded a total of 43,000 stock options to named executive officers, including 25,000 to Mr. Darby, 8,000 to Mr. Badke and 10,000 to Mr. Wall.

                Retirement, Health and Welfare Benefits and Other Perquisites. The Company’s executive officers are entitled to a specified retirement/severance benefit pursuant to employment agreements as detailed below.

In addition, the executive officers are entitled to participate in all of the Company’s employee benefit plans, including medical, dental, group life, disability, accidental death and dismemberment insurance and the Company’s sponsored 401(k) and mandated foreign Retirement Plans. Further, Mr. Wall receives a supplemental retirement benefit in the form of a defined contribution of five percent (5%) of his annual salary. The Company also provides its Chief Executive Officer with a country club membership and certain additional insurances not covered by primary insurance plans available to other employees and the Company’s named executive officers are provided a leased car.

Employment Agreements

The Company has entered into employment agreements with its named executive officers that provide certain benefits upon termination of employment or change in control of the Company without Board of Director approval. Under Mr. Darby’s employment agreement, he is entitled to receive a lump sum payment equal to the balance owing under his agreement in the event of a change in control of the Company under any condition. All the other agreements provide the named executive officer with a payment of three times their average annual compensation for the previous five year period if there is a change in control of the Company without Board of Director approval, as defined. Such payment can be taken in a present value lump sum or equal installments over a three year period. The agreements also provide the named executive officers other than Mr. Darby with certain severance/retirement benefits upon certain occurrences including termination of employment without cause as defined, termination of employment due to the Company’s breach of specified employment conditions (good reason termination), death, disability or retirement at a specified age. Such severance/retirement benefit provisions survive the expiration of the agreements and include a fixed stated benefit of $350,000 for Mr. Badke and $159,000 (100,000 Pounds Sterling) for Mr. Wall.  In addition, Mr. Badke receives an additional deferred compensation benefit upon such employment termination occurrences in the form of 6,561 shares of the Company’s common stock.

On November 13, 2009, the Company entered into a one-year employment agreement with Kenneth M. Darby, the Company’s Chief Executive Officer, to expire on September 30, 2010. The terms of the new agreement provide for an annual base salary of $400,000. In the event the agreement is terminated prior to its expiration for reasons other than cause as defined, Mr. Darby is entitled to receive all remaining salary owed him through its expiration.

2009 Summary Compensation Table

The following table sets forth all compensation for the fiscal year ended September 30, 2009 awarded to or earned by the Company’s Chief Executive Officer and by each of our other named executive officers whose total compensation exceeded $100,000 during such period.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(3)		Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
Kenneth M. Darby	2009	$400,000	-	-	$91,000	(1)	$175,562	(2)	-	$21,026	(5)	$687,588
Chairman and Chief Executive Officer	2008	$400,000	-	-	$71,200	(1)	$218,182	(4)	-	$23,693	(5)	$713,075

John M. Badke	2009	$190,000	-	-	$29,120	(1)	$87,781	(2)	-	$8,465	(6)	$315,366
Senior Vice President and Chief Financial Officer	2008	$190,000	-	-	$35,600	(1)	$109,091	(4)	-	$7,927	(6)	$342,618

Christopher J. Wall	2009	$159,856	-	-	$30,100	(1)	$127,393	(3)	-	$24,273	(7)	$341,622
Managing Director Vicon Industries, Ltd.	2008	$203,013	-	-	$35,600	(1)	$190,891	(3)	-	$31,022	(7)	$460,526

(1)
Represents the aggregate grant date fair value of option awards computed in accordance with ASC 718 (Statement of Financial Accounting Standards No. 123R).  The amounts previously reported have been restated in accordance with new SEC rules relating to executive compensation.  (See “Note 1” under the caption “Accounting for Stock-Based Compensation” to the accompanying financial statements.)

(2)
For fiscal 2009, a performance based bonus plan was established for certain of the Company’s executive officers, including among others Kenneth M. Darby, Chief Executive Officer and John M. Badke, Chief Financial Officer, whereby the participants would share a specified pretax profit based bonus pool of between seven percent (7%) and eleven percent (11%) upon the achievement of a certain annual pretax profit targets ranging from $2.0 million to $4.5 million (and above), respectively.  Under such plan, Messrs. Darby and Badke earned bonuses based upon the allocation of an aggregate bonus pool of ten percent (10%) of the Company’s consolidated pretax profit for 2009, after certain adjustments.  Mr. Darby’s and Mr. Badke’s bonus allocation represented approximately 49% and 25%, respectively, of the available bonus pool.

(3)
A performance based bonus plan was established for Christopher J. Wall, the Company’s European subsidiary Managing Director, for fiscal years 2009 and 2008 whereby Mr. Wall would earn an amount equal to between 2% and 6% (based on achievement levels) of the combined pretax operating profits of the Company’s Europe based subsidiaries. Under such plans, Mr. Wall earned a bonus based upon the achievement of 5% of specified profits for each of fiscal 2009 and 2008.

(4)
For fiscal 2008, a performance based bonus plan was established for certain of the Company’s executive officers, including among others Kenneth M. Darby, Chief Executive Officer and John M. Badke, Chief Financial Officer, whereby the participants would share a specified pretax profit based bonus pool of between eight percent (8%) and fourteen percent (14%) upon the achievement of a certain annual pretax profit targets ranging from $4.0 million to $7.0 million (and above), respectively.  Under such plan, Messrs. Darby and Badke earned bonuses based upon the allocation of an aggregate bonus pool of nine percent (9%) of the Company’s consolidated pretax profit for 2008, after certain adjustments.  Mr. Darby’s and Mr. Badke’s bonus allocation represented approximately 47% and 24%, respectively, of the available bonus pool.

(5)
All other compensation represents: (a) automobile expense of $10,021 and $12,894 for fiscal 2009 and 2008, respectively, (b) country club membership of $8,795 and $8,589 for fiscal 2009 and 2008, respectively, and (c) long-term disability insurance of $2,210 paid by the Company for Mr. Darby in both fiscal 2009 and 2008.

(6)	Represents automobile expense paid by the Company.

(7)
All other compensation represents: (a) automobile expense of $16,280 and $16,929 for fiscal 2009 and 2008, respectively, and (b) supplemental retirement contributions of $7,993 and $14,093 for fiscal 2009 and 2008, respectively.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table sets forth information with respect to the outstanding equity awards of the named executive officers as of September 30, 2009.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Kenneth M. Darby	3,000	(1)	7,000	(1)	-	$3.59	10/25/12
Chairman and Chief	4,000	(3)	16,000	(3)	-	$4.79	05/22/18
Executive Officer	-		25,000	(3)	-	$5.00	11/05/18

John M. Badke	5,000	(1)	-		-	$3.00	05/27/11
Senior Vice President	5,000	(2)	-		-	$3.17	12/09/10
and Chief Financial	4,500	(1)	10,500	(1)	-	$3.59	10/25/12
Officer	2,000	(3)	8,000	(3)	-	$4.79	05/22/18
	-		8,000	(3)	-	$5.00	11/05/18

Christopher J. Wall	5,000	(1)	-		-	$3.00	05/27/11
Managing Director	3,000	(1)	2,000	(1)	-	$3.17	12/09/11
Vicon Industries, Ltd.	1,500	(1)	3,500	(1)	-	$3.59	10/25/12
	2,000	(3)	8,000	(3)	-	$4.79	05/22/18
	-		10,000	(1)	-	$5.00	11/05/14

(1)
Options vest over a four year period at 30% of the shares on the first anniversary of the grant date, 30% of the shares on the second anniversary of the grant date and the remaining 40% of the shares on the third anniversary of the grant date. Options expire after the sixth anniversary of the grant date.

(2)
Options vest over a three year period at 30% of the shares on the grant date, 30% of the shares on the first anniversary of the grant date and the remaining 40% of the shares on the second anniversary of the grant date. Options expire after the fifth anniversary of the grant date.

(3)	Options vest over a five year period in five equal annual installments beginning on the first anniversary of the grant date. Options expire after the tenth anniversary of the grant date.

Fiscal 2009 Directors' Compensation

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended September 30, 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)(3)		All Other Compensation ($)	Total ($)
Clifton H.W. Maloney	$32,000	-	$27,300	(2)	-	$59,300
Peter F. Neumann	$30,400	-	$40,600	(2)	-	$71,000
Bernard F. Reynolds	$10,000	-	$57,000	(2)	-	$67,000
W. Gregory Robertson	$32,000	-	$27,300	(2)	-	$59,300
Arthur D. Roche	$40,000	-	$27,300	(2)	-	$67,300

(1)
Directors who are not employees of the Company received an annual fee of $22,400 for regular Board meetings and $1,600 per committee meeting attended in person or by teleconference. The Chairman of the Audit Committee also received an additional annual retainer of $8,000.

(2)
Represents the aggregate grant date fair value of option awards computed in accordance with ASC 718 (Statement of Financial Accounting Standards No. 123R).  The amounts previously reported in the Company’s 2009 Form 10-K have been restated in accordance with new SEC rules relating to executive compensation. (See “Note 1” under the caption “Accounting for Stock-Based Compensation” to the accompanying financial statements.)

(3)
On November 5, 2008, Messrs. Maloney, Neumann, Robertson and Roche were each granted 7,500 options to purchase common stock at the opening market price of $5.00 per share.  On May 21, 2009, Mr. Neumann was granted 3,500 options and Mr. Reynolds was granted 15,000 options to purchase common stock at the opening market price of $5.51 per share.  As of September 30, 2009, Messrs. Neumann, Reynolds, Robertson and Roche held 14,500, 15,000, 14,500 and 14,500 stock options, respectively.  On September 25, 2009, Mr. Maloney died and his estate held 23,500 vested stock options as of September 30, 2009.

Report of the Compensation Committee

The Compensation Committee’s compensation policies applicable to the Company’s officers for 2009 were to pay a competitive market price for the services of such officers, taking into account the overall performance and financial capabilities of the Company and the officer's individual level of performance.

Mr. Darby makes recommendations to the Compensation Committee as to the base salary and incentive compensation of all officers other than himself.  The Committee reviews these recommendations with Mr. Darby and, after such review, determines compensation.  In the case of Mr. Darby, the Compensation Committee makes its determination after direct negotiation with him.  For each officer, the Committee's determinations are based on its conclusions concerning each officer's performance and comparable compensation levels for similarly situated officers at comparable companies.  The overall level of performance of the Company is taken into account but is not specifically related to the base salary of these officers.  Also, the Company has established incentive compensation plans for certain officers, which provide for a specified bonus upon the Company’s achievement of certain annual sales and/or profitability targets.

The Compensation Committee grants options to officers to link compensation to the performance of the Company.  Options are exercisable in the future at the fair market value at the time of grant, so that an officer granted an option is rewarded by the increase in the price of the Company’s stock.  The Committee grants options to officers based on significant contributions of such officer to the performance of the Company.  In addition, in determining Mr. Darby’s salary and bonus for service as Chief Executive Officer, the Committee considers the responsibility assumed by him in formulating, implementing and managing the operational and strategic objectives of the Company.

The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.  Based on such review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

Submitted by the Compensation Committee,

Peter F. Neumann, Chairman                Bernard F. Reynolds
W. Gregory Robertson                          Arthur D. Roche

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Messrs. Neumann, Reynolds, Robertson and Roche, none of whom has ever been an officer of the Company except for Mr. Roche, who served as Executive Vice President from August 1993 until his retirement in November 1999.

PROPOSAL 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors of the Company has appointed BDO Seidman, LLP as its independent registered public accountants for fiscal year ending September 30, 2010 and further directed that management submit the Board’s selection of public accountants to the shareholders at the Annual Meeting for ratification.

The following table details: the aggregate fee arrangements with BDO Seidman, LLP for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the financial statements included in the Company’s quarterly reports on Form 10-Q; the aggregate fees billed by BDO Seidman, LLP for audit related matters and; the aggregate fees billed by BDO Seidman, LLP for tax compliance, tax advice and tax planning during fiscal years ended September 30, 2009 and 2008:

                                            2009                2008

Audit fees                      $262,000          $252,000
Audit related fees         $     -                 $    5,000
Tax fees                          $  43,000          $  42,000

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent
Registered Public Accountants

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.  Under the policy, pre-approval generally is provided for an annual period and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limit.  In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis, which must be accompanied by a detailed explanation for each proposed service.  The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting.

The Audit Committee has considered whether the non-audit services provided by BDO Seidman, LLP were compatible with maintaining their independence.

BDO Seidman, LLP will have a representative at the Annual Meeting of Shareholders, who will have an opportunity to make a statement, if they should so desire.

Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of this date, management is not aware of any matters to be presented for action at the Annual Meeting, other than those referred to in the Notice of Annual Meeting of Shareholders.  However, the proxy form included with this proxy statement, if executed and returned, gives discretionary authority to management with respect to any other matters that may come before the meeting.

MISCELLANEOUS

Solicitation of proxies is being made by mail and may also be made in person or by telephone, fax or e-mail by officers, directors and regular employees of the Company.

The cost of the solicitation will be borne by the Company.

By Order of the Board of Directors,

Hauppauge, New York                                                        Joan L. Wolf
April 15, 2010                                                                        Secretary